EXHIBIT 99.1

Contact: Investor Relations ProsoftTraining 602-794-4101 investors@prosofttraining.com

Prosoft Provides Additional Nasdaq Listing Status Information

Phoenix, Arizona – August 13, 2004 - ProsoftTraining (NASDAQ: POSO) today disclosed additional information related to its Nasdaq SmallCap Market listing.

Prosoft previously announced it had requested a hearing with a Nasdaq Listing Qualifications Hearing Panel to appeal Nasdaq Staff’s determination that Prosoft’s proposed merger with Trinity Learning Corporation would constitute a reverse merger under Nasdaq guidelines, thereby requiring the post-merger company to meet the exchange’s more-stringent initial listing requirements. The request was granted and an oral hearing was held on July 1, 2004. As previously announced, the merger was terminated on July 23, 2004. On August 9, 2004, Nasdaq informed Prosoft that as a result of the termination, the Company is no longer subject to Marketplace Rule 4330(f) and the deficiency concern has been rendered moot.

Prosoft also previously announced it had received notice that, in order to comply with Marketplace Rules 4350(e) and 4350(g) to remain listed, Prosoft was required to solicit proxies and hold its 2003 annual meeting of shareholders prior to July 31, 2004. Prosoft filed a Proxy Statement on July 26, 2004, immediately upon the termination of the merger, and will hold its 2003 annual meeting of shareholders on August 26, 2004. On August 9, 2004, Nasdaq notified Prosoft that it no longer complies with the annual meeting requirement as set forth in Marketplace Rule 4350(e), and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market. Nasdaq also requested additional information from Prosoft and notified it that the above-mentioned Listing Qualifications Hearing Panel will consider the Marketplace Rule 4350(e) issue in rendering a decision concerning the company’s listing status. There can be no assurance the Panel will grant the Company’s request for continued listing.

About ProsoftTraining

ProsoftTraining (NASDAQ: POSO) offers content and certifications to enable individuals to develop and validate critical Information and Communications Technology (ICT) workforce skills. Prosoft is a leader in the workforce development arena, working with state and local governments and school districts to provide ICT education solutions for high school and community college students. Prosoft has created and distributes a complete library of classroom and e-learning courses. Prosoft distributes its content through its ComputerPREP division to individuals, schools, colleges, commercial training centers and corporations worldwide. Prosoft owns the CIW job-role certification program for Internet technologies and the CCNT (Certified in Convergent Network Technologies) certification, and manages the CTP (Convergence Technologies Professional) vendor-neutral certification for telecommunications. To find out more, visit www.ProsoftTraining.com, www.ComputerPREP.com, www.CIWcertified.com and www.CTPcertified.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed in this press release are statements of a forward-looking nature that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, without limitation, the ability of the Company to maintain its NASDAQ SmallCap listing in the future; and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update this forward-looking information.